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ITLA CAPITAL CORPORATION

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ITLA CAPITAL CORPORATION
888 Prospect Street, Suite 110
La Jolla, California 92037
(858) 551-0511

June 30, 2003

Dear Fellow Shareholder:

      On behalf of the Board of Directors and management of ITLA Capital Corporation, we cordially invite you to attend the Annual Meeting of Shareholders of ITLA Capital. The meeting will be held at 2:00 p.m., California time, on July 30, 2003 at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California.

      An important aspect of the meeting is the shareholder vote on corporate business items. I urge you to exercise your rights as a shareholder to vote and participate in this process. Shareholders are being asked to consider and vote upon (i) the election of three directors of ITLA Capital and (ii) the ratification of the appointment of Ernst & Young LLP as ITLA Capital’s independent auditors for the fiscal year ending December 31, 2003. Your Board of Directors unanimously recommends that you vote FOR the Board’s nominees for election as directors and FOR ratification of the appointment of Ernst & Young LLP.

      We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save ITLA Capital additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

      Thank you for your attention to this important matter.

Very truly yours,

GEORGE W. HALIGOWSKI
Chairman of the Board, President and
Chief Executive Officer

ITLA CAPITAL CORPORATION
888 Prospect Street, Suite 110
La Jolla, California 92037
(858) 551-0511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on July 30, 2003

      Notice is hereby given that the Annual Meeting of Shareholders of ITLA Capital Corporation (“ITLA Capital”) will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California, on July 30, 2003 at 2:00 p.m., California time.

      A Proxy Card and a Proxy Statement for the Meeting are enclosed.

      The Meeting is for the purpose of considering and acting upon:

1. The election of three (3) directors of ITLA Capital;

2.	The ratification of the appointment of Ernst & Young LLP as independent auditors for ITLA Capital for the fiscal year ending December 31, 2003; and

such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

      Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Shareholders of record at the close of business on June 20, 2003 are the shareholders entitled to vote at the Meeting and any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the Meeting will be available for inspection by shareholders at the main office of ITLA Capital during the ten days prior to the Meeting, as well as at the Meeting.

      You are requested to complete, sign and date the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

By Order of the Board of Directors

GEORGE W. HALIGOWSKI
Chairman of the Board, President and
Chief Executive Officer

La Jolla, California

June 30, 2003

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE ITLA CAPITAL THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS
Voting Rights and Proxy Information
Voting Securities and Principal Holders Thereof
PROPOSAL I -- ELECTION OF DIRECTORS
Board of Directors Meetings and Committees
Audit Committee Matters
Executive Compensation
Shareholder Return Performance Presentation*
Certain Transactions
PROPOSAL II -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
OTHER MATTERS

ITLA CAPITAL CORPORATION

888 Prospect Street, Suite 110
La Jolla, California 92037
(858) 551-0511

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held July 30, 2003

       This Proxy Statement is furnished in connection with the solicitation, on behalf of the Board of Directors of ITLA Capital Corporation (“ITLA Capital”), of proxies to be used at the Annual Meeting of Shareholders of ITLA Capital (the “Meeting”), and all adjournments or postponements of the Meeting. The Meeting will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California, on July 30, 2003 at 2:00 p.m., California time. The accompanying Notice of Annual Meeting of Shareholders and form of proxy and this Proxy Statement are first being mailed to shareholders on or about June 30, 2003. Certain of the information provided herein relates to Imperial Capital Bank, a wholly owned subsidiary of ITLA Capital (sometimes referred to below as the “Bank”).

      At the Meeting, shareholders of ITLA Capital are being asked to consider and vote upon: (i) the election of three directors of ITLA Capital; and (ii) the ratification of the appointment of Ernst & Young LLP as ITLA Capital’s independent auditors for the fiscal year ending December 31, 2003.

Voting Rights and Proxy Information

      All shares of the common stock, par value $.01 per share (“Common Stock”), of ITLA Capital represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted “FOR” the election of all nominees named in this Proxy Statement and “FOR” the ratification of the appointment of Ernst & Young LLP. ITLA Capital does not know of any matters, other than as described in the Notice of Annual Meeting of Shareholders, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the Board of Directors, as proxy for the shareholder, will have the discretion to vote on such matters in accordance with its best judgment.

      Directors will be elected by a plurality of the votes cast. The ratification of the appointment of Ernst & Young LLP as ITLA Capital’s independent auditors requires the affirmative vote of a majority of the votes cast on the matter. In the election of directors, shareholders may either vote “FOR” all nominees for election or withhold their votes from one or more nominees for election. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast. For the proposal to ratify the appointment of the independent auditors, shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to this proposal. Proxies marked to abstain will have the same effect as votes against the proposal, and broker non-votes will have no effect on the proposal. The holders of at least one-third of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting. Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

      A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) duly executing and delivering to the Secretary of ITLA Capital a subsequent proxy relating to the same shares prior to the exercise of such proxy; (ii) filing with the Secretary of ITLA Capital at or before the Meeting a written notice of revocation bearing a later date than the proxy; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Anthony A. Rusnak, Esq., Secretary of ITLA Capital, at ITLA Capital Corporation, 888 Prospect Street, Suite 110, La Jolla, California 92037.

Voting Securities and Principal Holders Thereof

      Shareholders of record as of the close of business on June 20, 2003 will be entitled to one vote for each share then held. As of that date, ITLA Capital had 6,073,760 shares of Common Stock outstanding.

      The following table sets forth, as of June 20, 2003, certain information as to (i) those persons who were known by management to be beneficial owners of more than five percent of ITLA Capital Common Stock outstanding; (ii) the shares of Common Stock beneficially owned by the executive officers named below; and (iii) the shares of Common Stock beneficially owned by all executive officers and directors of ITLA Capital as a group. For information regarding share ownership by directors individually, see “Proposal I — Election of Directors.” The address of each person named in the table, except where otherwise indicated, is the same address as ITLA Capital. An asterisk denotes beneficial ownership of less than one percent.

	Shares Beneficially	Percent
Beneficial Owner	Owned	of Class

Franklin Mutual Advisors, LLC	686,300(1)	11.30%
51 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Wellington Management Company, LLP	466,900(2)	7.69%
75 State Street
Boston, Massachusetts 02109
Thomson Horstmann & Bryant, Inc.	482,550(3)	7.94%
Park 80 West, Plaza Two
Saddle Brook, New Jersey 07663
Dimensional Fund Advisors, Inc.	515,100(4)	8.48%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Eubel Brady & Suttman Asset Management Inc.	441,299(5)	7.27%
7777 Washington Village Drive, Suite 210
Dayton, Ohio 45459
Friedman, Billings, Ramsey Group, Inc.	434,300(6)	7.15%
1001 19th Street North
Arlington, Virginia 22209
Granite Capital, L.L.C., et. al	308,100(7)	5.07%
126 East 56th Street, 25th Floor
New York, New York 10022
George W. Haligowski	539,824(8)	8.37%
Chairman of the Board, President and Chief Executive Officer
Norval L. Bruce	134,723(8)	2.18%
Vice Chairman of the Board and Chief Credit Officer
Timothy M. Doyle	89,776(8)	1.46%
Senior Managing Director and Chief Financial Officer
Steven C. Romelt	79,919(8)	1.30%
Managing Director and Chief Lending Officer of the Bank
Don Nickbarg	33,483(8)	0.55%
Senior Managing Director and Chief Banking Officer
All directors and executive officers as a group (14 persons)	985,966(9)	14.51%

(1)	As reported by Franklin Mutual Advisors, LLC (“Franklin”) on a Schedule 13G amendment filed on June 10, 2002 with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Franklin reported sole voting and dispositive powers as to all 686,300 shares covered by the report.

(2)	As reported by Wellington Management LLP (“Wellington”) on a Schedule 13G amendment filed on February 12, 2003 with the SEC under the Exchange Act. Wellington reported sole voting and dispositive powers as to no shares, shared voting power as to 259,300 shares, and shared dispositive power as to 466,900 of the 466,900 shares covered by the report.

(3)	As reported by Thomson Horstmann & Bryant, Inc. (“Thomson”) on a Schedule 13G amendment filed on January 9, 2003 with the SEC under the Exchange Act. Thomson reported sole voting power as to 199,800 shares, sole dispositive power as to 482,550 shares, and shared voting and dispositive power as to none of the 482,550 shares covered by the report.

(4)	As reported by Dimensional Fund Advisors (“Dimensional”) on a Schedule 13G amendment filed on February 13, 2003 with the SEC under the Exchange Act. Dimensional reported sole voting and dispositive powers as to all of the 515,100 shares covered by the report.

(5)	As reported by Eubel Brady and Suttman Asset Management, Inc. (“Suttman”) on a Schedule 13G amendment filed on February 14, 2003 with the SEC under the Exchange Act. Suttman reported shared voting and dispositive powers as to all of the 441,299 shares covered by the report.

(6)	As reported by Friedman, Billings, Ramsey Group, Inc. (“FBR”) on a Schedule 13G amendment filed on February 13, 2003 with the SEC under the Exchange Act. FBR reported sole voting and dispositive powers as to all of the 434,555 shares covered by the report.

(7)	As reported by Granite Capital, L.L.C. (“Granite L.L.C.”), Granite Capital, L.P. (“Granite”), Granite Capital II, L.P. (“Granite II”), Granite Overseas Limited (“Granite Overseas”), Granum Value Fund (“Granum Value”), Granum Capital Management, L.L.C. (“Granum Management”), Lewis M. Eisenberg and Walter F. Harrison III in a Schedule 13G filed with the SEC on May 30, 2002 under the Exchange Act. According to the Schedule 13G, Granite L.L.C. is the general partner of Granite and Granite II and serves as investment manager to Granite Overseas, Granum Management serves as investment adviser to Granum Value, and Messrs. Eisenberg and Harrison serve as managing members of Granite L.L.C. and Granum Management. With respect to the 308,100 shares listed, Granite L.L.C. reported shared voting and dispositive powers as to 288,100 shares, Granite reported shared voting and dispositive powers as to 267,100 shares, Granite II reported shared voting and dispositive powers as to 13,100 shares, Granite Overseas reported shared voting and dispositive powers as to 7,900 shares, Granum Value reported shared voting and dispositive powers as to 20,000 shares, Granum Management reported shared voting and dispositive powers as to 20,000 shares, and Messrs. Eisenberg and Harrison each reported shared voting and dispositive powers as to all 308,100 shares.

(8)	Includes 372,500, 101,667, 65,000, 55,000 and 26,666 shares underlying stock options which are currently exercisable or which will become exercisable within 60 days of June 20, 2003, held by Messrs. Haligowski, Bruce, Doyle, Romelt and Nickbarg, respectively.

(9)	Includes shares held directly, as well as an aggregate of 720,998 shares underlying stock options which are currently exercisable or which will become exercisable within 60 days after June 20, 2003 under ITLA Capital’s stock option plans, vested shares held under ITLA Capital’s Supplemental Executive Retirement Plan, and shares held in other retirement accounts or by certain members of the named individual’s families or corporations of which an individual is an officer or director or held by trust of which an individual is trustee or a substantial beneficiary, over which shares the individual may be deemed to have sole or shared voting and/or dispositive power.

PROPOSAL I — ELECTION OF DIRECTORS

      ITLA Capital’s Board of Directors is comprised of seven members. Approximately one-third of the directors are elected annually. Directors of ITLA Capital are generally elected to serve for three-year terms or until their respective successors have been elected and qualified.

      The table below sets forth certain information regarding the composition of ITLA Capital’s Board of Directors, including the directors’ terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reasons why the nominees might be unable to serve, if elected. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected. An asterisk denotes beneficial ownership of less than one percent.

					Shares of
					Common Stock
				Term	Beneficially	Percent
		Positions Held	Director	to	Owned at	of
Name	Age(1)	in ITLA Capital	Since	Expire	June 20, 2003(2)	Class

Nominees
Norval L. Bruce	61	Vice Chairman of the Board and Chief Credit Officer	1997	2006	134,723	2.18%
Jeffrey L. Lipscomb	49	Director	1996	2006	10,400	*
Preston Martin	79	Director	2002	2006	666	*
Directors Continuing in Office
Sandor X. Mayuga	53	Director	1996	2004	10,800	*
Robert R. Reed	64	Director	1996	2004	10,200	*
George W. Haligowski	48	Chairman of the Board, President and Chief Executive Officer	1996	2005	539,824	8.37%
Hirotaka Oribe	69	Director	1996	2005	10,200	*

(1)	As of June 20, 2003.

(2)	Includes shares held directly, shares held in retirement accounts or by certain members of the named individuals’ families or corporations for which an individual is an officer or director or held by trust of which an individual is trustee or a substantial beneficiary, over which shares the individual may be deemed to have sole or shared voting and/or investment power. Includes for Messrs. Bruce, Lipscomb, Martin, Mayuga, Reed, Haligowiski and Oribe, respectively, 101,667 shares, 10,000 shares, 0 shares, 10,000 shares, 10,000 shares, 372,500 shares and 10,000 shares, which are subject to currently exercisable options and options which will become exercisable within 60 days after June 20, 2003, under ITLA Capital’s stock option plans.

      The business experience of each of the directors of ITLA Capital for at least the past five years is as follows:

      Norval L. Bruce has served as the Vice Chairman and Chief Credit Officer for ITLA Capital and the Bank since June 1999. He was previously President and Chief Operating Officer of the Bank from October 1997 to June 1999, and previously was the Executive Vice President and Chief Credit Officer of the Bank from 1990 to October 1997. Mr. Bruce was appointed a director of the Bank and the Company in January 1997 and September 1997, respectively. From 1988 to 1989, he served as Executive Vice President and Chief Credit Officer of Security Pacific Bank, Nevada. He was previously employed by Security Pacific Bank from 1965 to 1988 in a variety of positions including management positions in which he was responsible for both loan origination and credit quality.

      Jeffrey L. Lipscomb is an Investment Advisory Associate with AXA Advisors and formerly was a Registered Principal and Assistant Manager of the San Diego office of Equitable Financial Companies since 1986, handling corporate group benefits and personal financial planning, and also was with Kidder Peabody from 1983 to 1986.

      Preston Martin is the former Vice Chairman of the Board of Governors of the Federal Reserve System. Mr. Martin previously served as a Senior Advisory Director to ITLA Capital’s Board of Directors. Mr. Martin is currently Chairman of the Board of Martin Associates, a San Francisco based financial services company. Mr. Martin was Chairman and Chief Executive Officer of Seraro Corporation, a Sears Roebuck enterprise, PMI Mortgage Insurance Corporation and PMI Mortgage Corporation. Mr. Martin was also Professor of Finance and Director of Executive Programs at the University of Southern California.

      Sandor X. Mayuga is a member of the California State Bar and has been a member of the law firm of Tisdale & Nicholson since 1994. He conducted his own law practice from 1983 to 1994 and was a partner in the Financial Institutions Department of Finley, Kumble, Wagner, Heine, Underberg, Manly & Casey, a New York-based national law firm, from 1980 to 1983. Previously, he served as Assistant General Counsel of Hunt-Wesson Foods, Inc., a subsidiary of Norton Simon, Inc., and was associated with two large regional law firms in Los Angeles County. Since 1980, Mr. Mayuga’s practice has focused on the representation of financial institutions and other finance-related businesses in corporate, transactional and regulatory matters.

      Robert R. Reed is retired from Household International where he was employed in various positions from 1960 to 1992. Mr. Reed served as Vice President of Household Bank from 1980 to 1992. Mr. Reed was previously employed in management positions with Household Financial Corporation from 1962 to 1980.

      George W. Haligowski has served as ITLA Capital’s Chairman of the Board, President and Chief Executive Officer since inception. He has also served as the Bank’s Chairman of the Board and Chief Executive Officer since 1992, and was the Bank’s President from 1992 to October 1997. In 2000 he was again appointed as President of the Bank. From 1990 to the present, he has also served as President, Chief Executive Officer and Principal of Halivest International, Ltd., an international finance and asset management company. He was previously employed as a Vice President by Shearson Lehman Hutton (1988 to 1990) and Prudential-Bache Securities (1983 to 1988), and by Avco Financial Services as Regional Director of its Japanese branch operations (1976 to 1981), as Training Coordinator for Avco Thrift and Loan (1976) and as a Branch Manager (1974 to 1976).

      Hirotaka Oribe is a licensed architect with international experience in real estate development and urban planning. Since 1993, Mr. Oribe has served as an advisor to Kajima Development Resources, Inc. From 1979 to 1993, Mr. Oribe was Executive Vice President, Chief Operating Officer and a Director of Kajima Development Corporation, a firm engaged in development and construction of single-family and multi-family housing, office buildings, retail space and land development. Mr. Oribe previously held other positions with affiliates of Kajima Corporation of Japan from 1973 to 1979 and was a practicing architect from 1962 to 1973.

Board of Directors Meetings and Committees

      Meetings of the Board of Directors of ITLA Capital are generally held as required. During fiscal 2002, the Board of Directors held six meetings. During 2002, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors of ITLA Capital held while he was a director and the total number of meetings held by all Board committees on which the director served during the period that he served. The Board of Directors of ITLA Capital has standing Executive, Audit and Compensation Committees, the function and composition of which are described below.

      ITLA Capital’s Board of Directors acts as the nominating committee that nominates officers and directors for election as well as nominees to fill any vacancies which may exist on the Board. The Board will consider nominees recommended by others; however, it has not actively solicited nominations or established any procedures for this purpose.

      Pursuant to ITLA Capital’s bylaws, nominations for election as directors by shareholders must be made in writing and delivered to the Secretary of ITLA Capital at least 90 days prior to the annual meeting date. If, however, the date of the meeting is first publicly disclosed less than 100 days prior to the date of the meeting, nominations must be received by ITLA Capital not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or the day on which public disclosure of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in ITLA Capital’s bylaws.

      Executive Committee. The primary responsibilities of the Executive Committee are to advise ITLA Capital’s management on matters when the full Board of Directors is unavailable or to conduct business as specifically designated by the full Board. The current members of the Executive Committee are Messrs. Haligowski, Oribe and Bruce. The Executive Committee held 12 meetings in fiscal 2002.

      Audit Committee. The Audit Committee operates under a written charter adopted by the ITLA Capital Board of Directors. The Audit Committee is appointed by the ITLA Capital Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Audit Committee is also responsible for hiring, retaining and terminating ITLA Capital’s independent auditors. The members of the Audit Committee are Messrs. Martin (Chairman), Lipscomb and Reed. The Audit Committee held five meetings in fiscal 2002. For additional information regarding the Audit Committee, see “Audit Committee Matters” below.

      Compensation Committee. The primary responsibilities of the Compensation Committee are to establish and review the compensation, both direct and indirect, to be paid to ITLA Capital’s executive officers and other members of management; to review and submit to the Board of Directors its recommendations with respect to executive compensation plans; to establish and review periodically ITLA Capital’s policies relating to executive perquisites; and to oversee ITLA Capital’s employee benefit plans. The members of the Compensation Committee are Messrs. Lipscomb and Oribe. The Compensation Committee met once in fiscal 2002.

Audit Committee Matters

      Audit Committee Report. The Audit Committee of the Board of Directors of ITLA Capital has issued the following report with respect to the audited financial statements of ITLA Capital for the fiscal year ended December 31, 2002:

•	The Audit Committee has reviewed and discussed with ITLA Capital’s management ITLA Capital’s fiscal 2002 audited financial statements;

•	The Audit Committee has discussed with the independent auditors of ITLA Capital’s 2002 financial statements (Ernst & Young LLP) the matters required to be discussed by Statement on Auditing Standards No. 61;

•	The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board No. 1 (which relates to the auditors’ independence from ITLA Capital and its related entities) and has discussed with Ernst & Young LLP their independence from ITLA Capital; and

•	Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ITLA Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      Submitted by the Audit Committee of the Board of Directors of ITLA Capital:

Preston Martin (Chairman)

Jeffrey L. Lipscomb
Robert R. Reed

      Independence. Each member of the Audit Committee is “independent” under the definition of independence contained in the National Association of Securities Dealers’ listing standards for the Nasdaq Stock Market.

Director Compensation

      Directors Fees. During 2002, each non-employee director was paid a monthly fee of $1,950 for serving on ITLA Capital’s Board of Directors and $500 for each Board or Committee meeting attended for service on such committee. In addition, Director Reed received an honorarium of $5,000 for his active participation during 2002 in legislative matters and Director Oribe received an honorarium of $10,000 for his time and assistance with Japanese business matters and his extensive work with the Executive Committee. As noted above, before becoming a director, Preston Martin served as a Senior Advisory Director to the Board. During 2002, while serving in this advisory capacity, Mr. Martin received a monthly fee of $1,950 and $500 for each Board meeting attended.

      Voluntary Retainer Stock and Deferred Compensation Plan. In 1996, ITLA Capital adopted the Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors (the “Outside Director Plan”). The Outside Director Plan provides for the deferral of compensation earned by non-employee directors in the form of Stock Units (“Stock Units”) in a Stock Unit account (“Stock Unit Account”). Directors may elect to have up to 100% of their fees converted into stock units.

      For dividends paid with respect to Common Stock, each non-employee director has credited to his Stock Unit Account an additional number of Stock Units in an amount determined under the Outside Director Plan. Each non-employee director’s Stock Unit Account will be settled by delivering to the non-employee director (or his beneficiary) the number of shares of our common stock equal to the number of whole Stock Units then credited to the non-employee director’s Stock Unit Account, in either (i) a lump sum or (ii) substantially equal annual installments over a period not to exceed ten years.

      To date, no amounts have been deferred under the Outside Director Plan.

      Stock Options. Directors are also eligible to receive stock option grants. Non-employee directors may receive option grants under ITLA Capital’s 1995 Stock Option Plan for Non-Employee Directors, and directors who are also employees (Messrs. Haligowski and Bruce) may receive option grants under ITLA Capital’s 1995 Employee Stock Incentive Plan (the “Employee Stock Incentive Plan”). On October 30, 2002, Preston Martin was granted an option to purchase 5,000 shares of common stock with an exercise price of $30.43 per share. The option vests in full on October 30, 2003 and will expire on October 30, 2012. For additional information regarding options granted during 2002 to Directors Haligowski and Bruce, see table below captioned “Option Grants for 2002.”

Compensation Committee Interlocks and Insider Participation

      During 2002, the Compensation Committee was comprised of Directors Lipscomb and Oribe.

Executive Compensation

      The following table sets forth the compensation of the Chief Executive Officer and the four other highest earning executive officers of ITLA Capital with salary and bonus greater than $100,000 for the year ended December 31, 2002 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation

		Annual Compensation					Restricted	All
							Stock	Other
		Salary		Bonus		Options	Awards	Compensation
Name and Principal Position	Year	($)		($)		(#)(1)	($)(8)	($)

George W. Haligowski	2002	$443,350		$579,000	(2)	37,500	$206,325	$103,258	(3)
Chairman of the Board, President	2001	$397,515		$457,125	(2)	—	$702,000	$78,761	(3)
and Chief Executive Officer	2000	$396,249		$582,125	(2)	—	—	$76,255	(3)
Norval L. Bruce	2002	$217,469	(9)	$115,265	(9)	20,000	$62,001	$21,653	(4)
Vice Chairman of the Board,	2001	$200,538	(9)	$96,502	(9)	—	$115,803	$17,069	(4)
Chief Credit Officer	2000	$192,064	(9)	$110,825	(9)	5,000	—	$14,399	(4)
Timothy M. Doyle	2002	$180,726		$98,314		15,000	$51,525	$12,182	(5)
Senior Managing Director and	2001	$166,633		$80,186		—	$96,219	$11,700	(5)
Chief Financial Officer	2000	$150,499		$65,913		5,000	—	$11,519	(5)
Steven C. Romelt	2002	$174,927	(10)	$87,611	(10)	15,000	$49,356	$24,549	(6)
Senior Managing Director and	2001	$160,478	(10)	$76,657	(10)	—	$91,981	$17,896	(6)
Chief Lending Officer of Imperial	2000	$153,697	(10)	$72,660	(10)	—	—	$20,678	(6)
Don Nickbarg	2002	$163,004		$64,990	(11)	15,000	$61,353	$8,202	(7)
Senior Managing Director and	2001	$130,946		$62,550	(11)	10,000	$18,765	$4,782	(7)
Chief Banking Officer	2000	$118,533		$33,000	(11)	9,000	—	$8,849	(7)

(1)	Options were granted on various dates and vest one-third on each of the three subsequent anniversary dates of issuance.

(2)	$400,000 of the 2002 bonus was deferred at the election of the named executive officer under ITLA Capital’s Nonqualified Deferred Compensation plan. The respective amounts were $200,000 and none in 2001 and 2000.

(3)	Consists of (a) $23,400 in auto related benefits, (b) $30,000 in supplemental housing payments, (c) $7,760 in life insurance premiums, (d) $5,500 in employer contributions to ITLA Capital’s 401(k) plan and (e) $36,598 in preferential interest on employee savings accounts in 2002. The respective amounts were $23,400, $30,000, $7,760, $5,100 and $12,501 in 2001 and $23,400, $30,000, $7,760, $5,100 and $9,995 in 2000.

(4)	Consists of (a) $2,182 in auto related benefits, (b) $3,049 in life insurance premiums, (c) $6,000 in employer contributions to ITLA Capital’s 401(k) plan and (d) $10,422 in preferential interest on employee savings accounts in 2002. The respective amounts were $2,182, $2,054, $5,100 and $7,733 in 2001 and $2,182, $1,724, $5,100 and $5,393 in 2000.

(5)	Consists of (a) $1,476 in auto related benefits, (b) $5,500 in employer contributions to ITLA Capital’s 401(k) plan and (c) $5,206 in life insurance benefits and (d) no interest on employee savings accounts in 2002. The respective amounts were $1,476, $5,100, $5,027 and $97 in 2001 and $1,476, $5,100, $4,943 and none in 2000.

(6)	Consists of (a) $15,000 in auto related benefits, (b) $821 in life insurance premiums, (c) none in employer contributions to ITLA Capital’s 401(k) plan and (d) $8,728 in preferential interest on employee savings accounts in 2002. The respective amounts were $9,000, $739, none and $8,157 in 2001. The respective amounts were $9,000, $705, $5,100 and $5,873 in 2000.

(7)	Consists of (a) $1,440 in auto related benefits, (b) $6,000 in employer contributions to ITLA Capital’s 401(k) plan and (c) $762 in life insurance benefits in 2001 and (d) none in preferential interest on employee savings accounts in 2002. The respective amounts were $1,440, $2,880, $378 and $84 in 2001 and $1,440, $4,546, $330 and $2,533 in 2000.

(8)	Includes ITLA Capital stock granted and allocated to the Long-Term Supplemental Executive Retirement Plan under the Recognition and Retention Plan previously approved by the shareholders.

(9)	$108,735 of the 2002 salary and $57,633 of the 2002 bonus was deferred at the election of the named executive officer under ITLA Capital’s Nonqualified Deferred Compensation plan. The respective amounts were $100,269 and $48,251 in 2001 and $46,124 and $85,636 in 2000.

(10)	$171,721 of the 2002 salary and $81,203 of the 2002 bonus was deferred at the election of the named executive officer under ITLA Capital’s Nonqualified Deferred Compensation plan. The respective amounts were $155,938 and $71,188 in 2001, and none and $61,770 in 2000.

(11)	$10,000 of the 2002 bonus was deferred at the election of the named executive officer under ITLA Capital’s Nonqualified Deferred Compensation plan. The respective amounts were none in 2001, and none in 2000.

      The following table sets forth certain information concerning the number and value of stock option grants made to the Named Executive Officers in 2002. No stock appreciation rights have been granted pursuant to ITLA Capital’s stock option plans.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
					Value of Assumed
		% of Total			Annual Rates of Stock
	Number of	Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Options	Employees	or Base
	Granted	in Fiscal	Price	Expiration	5%	10%
Name	(#)(1)	Year	($/Share)	Date	($)	($)

George W. Haligowski	37,500	12.8%	$23.00	02/19/2012	$542,421	$1,374,603
Norval L. Bruce	20,000	6.8%	$23.00	02/19/2012	$289,291	$733,122
Timothy M. Doyle	15,000	5.1%	$23.00	02/19/2012	$216,969	$549,841
Steven C. Romelt	15,000	5.1%	$23.00	02/19/2012	$216,969	$549,841
Don Nickbarg	15,000	5.1%	$23.00	02/19/2012	$216,969	$549,841

(1)	The options vest equally over a three-year period, beginning with the first anniversary of the date of each individual grant. All of the options granted to the named executives were granted on February 19, 2002.

      The following table sets forth certain information concerning the number and value of stock options at December 31, 2002 held by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

OPTION VALUES AT DECEMBER 31, 2001

			Number of Unexercised		Value of Unexercised
			Option at		“In-the-Money” Options
	Shares		Fiscal Year-End		at Fiscal Year-End(1)
	Acquired
	on	Value
	Exercise	Realized	(#)		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

George W. Haligowski	—	n/a	360,000	37,500	$7,872,800	$383,625
Norval L. Bruce	—	n/a	93,333	21,667	$1,842,293	$241,657
Timothy M. Doyle	—	n/a	58,333	16,667	$1,058,568	$190,507
Steven C. Romelt	—	n/a	50,000	15,000	$889,000	$153,450
Don Nickbarg	—	n/a	15,333	24,667	$298,822	$330,278

(1)	The difference between the aggregate option exercise price and the closing price of $33.23 of the underlying shares at December 31, 2002.

Agreements with Mr. Haligowski

      ITLA Capital has entered into an employment agreement with Mr. Haligowski. The employment agreement provides for an initial employment term of five years, with the agreement automatically annually extending for an additional one-year period each year unless either party provides the other with at least 90 days notice of the non-extension or termination. The employment agreement provides that ITLA Capital may terminate Mr. Haligowski “for cause,” as defined in the employment agreement. In the event Mr. Haligowski is “involuntarily terminated,” as defined in the employment agreement, including following a “change of control,” as defined in the employment agreement, Mr. Haligowski will be entitled to receive during the remaining term of the agreement his base salary calculated at the highest annual rate during the three years prior to his involuntary termination and the average amount of cash bonus and incentive compensation paid for the two years prior to his involuntary termination, if any, the continuation of all employment related benefits for the 60 months following the date of termination and the immediate vesting of any stock options and restricted stock awards previously granted and outstanding. As a result of a change of control, Mr. Haligowski will also be retained as a consultant for an eighteen month period following the change in control at a monthly consulting fee equal to 75% of his base salary and an additional contribution to his account in ITLA Capital’s Supplemental Executive Retirement Plan equal to 3.95 times his base salary. In addition, the terms of the employment agreement shall be extended 60 months and stock options and restricted stock awards previously granted and outstanding, salary continuation plans, equity club memberships and other fringe benefits shall immediately vest following a change of control. The annual base salary for Mr. Haligowski under the employment agreement is currently $447,500 (which may be increased from time to time by the Board of Directors). The employment agreement also provides for, among other things, annual incentive compensation, disability pay, participation in stock benefit and salary continuation plans, and other fringe benefits, including a supplemental housing payment of not less than $2,500 per month, an automobile allowance of not less than $1,950 per month, and life insurance coverage in an amount not less than four times Mr. Haligowski’s annual salary. In addition, ITLA Capital must maintain health, dental and life insurance benefits for the 60 months following an involuntary termination and transfer title to ITLA Capital’s owned vehicle currently used by Mr. Haligowski. In March 2000, ITLA Capital adopted a Salary Continuation Plan for the benefit of Mr. Haligowski. Under the terms of this plan, Mr. Haligowski will be entitled to receive monthly payments, based on 75% of his average monthly base salary for the three years preceding the year in which the plan benefits become payable, for a 15 year period. The benefits under the plan become payable on the earlier of Mr. Haligowski’s retirement upon reaching age 65, or his death, disability, or involuntary termination (other than a termination for cause, as defined in the agreement). If Mr. Haligowski voluntarily terminates his employment prior to reaching age 65, the benefit payable to him under the plan will be prorated based on the ratio of the actual period that he worked while the plan is in effect to the scheduled period of time that he would have worked if he had continued to work until reaching age 65. If ITLA Capital undergoes a change of control, the vesting of plan benefits accelerates and become payable monthly over a ten-year period, with an increased monthly payment to reflect the shorter payment period.

Change of Control Agreements

      ITLA Capital has entered into change of control agreements with Messrs. Bruce, Doyle, Romelt and Nickbarg. The change in control agreements have initial terms of one year and shall automatically extend for additional one-year periods upon a change of control, as defined in the agreement, or upon their anniversary date, unless either party provides the other with at least 90 days notice of termination. These agreements provide that in the event the officer is involuntarily terminated within 24 months following a change of control, as defined in the agreement, the officer shall be entitled to receive upon such termination an amount equal to the greater of the annualized salary as in effect on the date of the change of control or the date of termination for a period of up to 18 months and a pro rata portion of his bonus from the previous year. In addition ITLA Capital will maintain health, dental and life insurance benefits for up to the next 18 months for each officer and transfer title to ITLA Capital’s owned vehicle currently used by the officer or, in the event the officer receives a monthly cash car allowance in lieu of the use of our vehicle, ITLA Capital shall pay an amount equal to up to 18 times the monthly allowance. Stock options and restricted stock awards previously granted and outstanding will also immediately vest. The annual base salaries for Messrs. Bruce, Doyle, Romelt and Nickbarg are currently $230,000, $195,000, $185,000 and $175,000, respectively.

      Both Mr. Haligowski’s employment agreement and the change of control agreements also provide that to the extent any payments made may be considered excess parachute payments under Section 280G of the Internal Revenue Code that are subject to excise tax, ITLA Capital will pay an additional amount needed to insure that the amount of payments and value of benefits received equals the same amount in the absence of any excise tax.

Supplemental Executive Retirement Plan (SERP)

      The SERP provides that the compensation committee may make restricted stock awards under ITLA Capital’s Recognition and Retention Plan (the “RRP”) on a tax deferred basis through the SERP. The SERP further provides that Mr. Haligowski shall receive an allocation annually, subject to the performance terms of the RRP, of a restricted stock award equal to one-third of his base salary and all other participants shall receive an award equal to one-fifth of base salary subject to the approval of the compensation committee, which may also allocate a greater or lesser award or no award in its discretion. For this purpose, each share of Common Stock has been valued at $9.00 per share, the fair market value of the Common Stock on the date of issuance to the SERP. A participant shall only have a vested right to amounts allocated to his or her account if the participant is employed on the last day of a three year vesting cycle or earlier at the discretion of the compensation committee. Upon a change in control (as defined in the SERP), the participant shall have an accelerated vesting of all shares allocated to his or her account. The participant shall only have a right to vested shares in his or her account upon normal retirement, death, disability or termination. The last day of the next vesting cycle for shares allocated to the SERP accounts for the benefit of the participants for the years 2003, 2004 and 2005 is December 31, 2005.

Nonqualified Deferred Compensation Plan

      The ITLA Capital Corporation Supplemental Salary Savings Plan (the “Supplemental Plan”) and Nonqualified Deferred Compensation Plan (the “Deferral Plan”) are designed to provide additional retirement benefits for certain officers and highly compensated employees. The Supplemental Plan provides participating employees with an opportunity to make up benefits not available under ITLA Capital’s 401(k) Plan due to any application of limitations on compensation and maximum benefits under the 401(k) Plan. Benefits under the Supplemental Plan are provided at the same time and in the same form as benefits under the 401(k) Plan, and become taxable to the participant at that point. The Deferral Plan allows a participant to defer receipt of, and current taxation upon, designated portions of the participant’s direct cash compensation until a future date specified by the participant. Both of these plans are unfunded plans, meaning that all benefits payable thereunder are payable from ITLA Capital’s general assets, and funds available to pay benefits are subject to the claims of ITLA Capital’s general creditors. ITLA Capital has established a Rabbi Trust with a third party FDIC insured financial institution which holds the contributions to the Supplemental Plan and Deferral Plan, for the purpose of providing the benefits set forth under the terms of the plans. Participants only have the rights of unsecured creditors with respect to the Rabbi Trust assets.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

      Compensation Policies. Under the supervision of the Board of Directors, ITLA Capital has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of ITLA Capital, and thus shareholder value, by closely aligning the financial interests of ITLA Capital’s employees, including its Chief Executive Officer and ITLA Capital’s other senior management, with those of its shareholders.

      The executive compensation program of ITLA Capital is designed to:

•	Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

•	Motivate employees to assume increased responsibility and reward them for their achievements;

•	Provide compensation opportunities that are comparable to those offered by other leading companies, allowing ITLA Capital to compete for and retain talented executives who are critical to ITLA Capital’s long-term success; and

•	Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Common Stock.

      At present, the executive compensation program is comprised of salary, annual cash bonus incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock awards, and miscellaneous benefits typically offered to executives by major corporations. The Committee considers the total compensation (earned or potentially available) in establishing each element of compensation so that total compensation paid is competitive with the market place, based on an independent compensation consultant’s survey of salary competitiveness of other financial institutions.

      For Mr. Haligowski and the other executive officers, as an executive’s level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on ITLA Capital performance incentives rather than on salary. Reliance on ITLA Capital performance causes greater variability in the individual’s total compensation from year to year. By varying annual and long-term compensation and basing both on corporate performance, ITLA Capital believes executive officers are encouraged to continue focusing on building profitability and shareholder value.

      Salaries and Bonuses. With respect to Mr. Haligowski’s base salary, the Committee took into account a comparison of salaries of chief executive officers of financial institutions statewide and established Mr. Haligowski’s salary at $447,500 as of January 1, 2002. Likewise, each executive officer’s base salary was determined utilizing financial institution compensation surveys. Mr. Haligowski’s cash bonus for 2002 was determined by the Committee after considering Mr. Haligowski’s individual performance and the performance of ITLA Capital during 2002, as well as the recommendation of the independent compensation consultant. The 2002 cash bonuses for the other executive officers were also determined by the Committee based on the individual performance of each officer and the performance of ITLA Capital during 2002, as well as the recommendations of Mr. Haligowski.

      Stock Option Awards. The Employee Stock Incentive Plan is designed to align a significant portion of the executive compensation program with shareholder interests. The Employee Stock Incentive Plan provides for the granting of stock-based awards. To date, stock options are the only awards granted under the Employee Stock Incentive Plan to executive officers and other key employees.

      Restricted Stock Awards. In 1996, the Committee adopted a policy relating to the granting of restricted stock awards to executive officers and certain key employees under the RRP to be carried out by the Committee. Under this policy, awards may be granted to plan participants by the Committee utilizing objective criteria adopted by the Committee and approved by the Board of Directors, after taking into account the proposed allocations under ITLA Capital’s SERP, the practices of other publicly traded financial institutions and such other factors as deemed appropriate. In addition, under the formula, no awards under the proposed RRP may be granted in any year in which Imperial Capital Bank does not achieve a return on average assets of at least .50% and remain adequately capitalized under FDIC rules.

Shareholder Return Performance Presentation*

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on ITLA Capital’s Common Stock against the cumulative total return of the SNL All Thrift Index and the Nasdaq Market Index for the period commencing December 31, 1997 and ended December 31, 2002.

ITLA Capital Corporation

	Period Ending

Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

ITLA Capital Corporation	100.00	78.57	65.26	99.35	108.88	172.62
NASDAQ — Total US*	100.00	140.99	261.48	157.42	124.89	86.33
SNL Thrift Index	100.00	87.95	71.85	114.72	122.62	146.28

*	Assumes $100 invested on December 31, 1997. Total return assumes reinvestment of dividends.

Certain Transactions

      During fiscal 2002, ITLA Capital utilized the services of Tisdale & Nicholson. Director Mayuga is a partner in that law firm. During 2002, this law firm received $105,000 in legal fees from ITLA Capital, which was not in excess of 5% of the firm’s total revenues for fiscal 2002.

      During the year, ITLA Capital utilized the services of a public relations firm, which is owned by Director Lipscomb’s spouse. During 2002, this public relations firm received $68,000 in fees from ITLA Capital.

PROPOSAL II — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

      On May 29, 2002, the Board of Directors of ITLA Capital dismissed ITLA Capital’s independent auditors, Arthur Andersen LLP, and upon recommendation by its Audit Committee, approved the engagement of Ernst & Young LLP as ITLA Capital’s independent auditors for the year ending December 31, 2002, subject to the ratification of that appointment by ITLA Capital’s shareholders at the Meeting.

      The reports of Arthur Andersen LLP on ITLA Capital’s financial statements as of and for the years ending December 31, 2001 and 2000, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      During ITLA Capital’s fiscal years ended December 31, 2001 and 2000, and the subsequent interim period from January 1, 2002 through May 29, 2002, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused Ernst & Young LLP to make reference to the matter in their report. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      Prior to the dismissal of Arthur Andersen LLP, ITLA Capital did not consult with Ernst & Young LLP regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on ITLA Capital’s financial statements; or (iii) a reportable event (as defined in paragraph 304(a)(1)(v) of Regulation S-K).

      The Audit Committee of ITLA Capital’s Board of Directors has engaged Ernst & Young LLP to serve as ITLA Capital’s independent auditors for the 2003 fiscal year, subject to the ratification of that appointment by ITLA Capital’s shareholders at the Meeting. A representative of Ernst & Young LLP is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires. Ratification of the appointment of the independent auditors requires approval of a majority of the votes cast on the proposal.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ITLA CAPITAL’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

      For the fiscal year ended December 31, 2002, Ernst & Young LLP, the independent accounting firm which audited ITLA Capital’s 2002 financial statements, provided various audit and non-audit services to ITLA Capital. Set forth below are the aggregate fees billed for these services.

      (a) Audit Fees. The aggregate fees billed to ITLA Capital by Ernst & Young LLP for professional services rendered for the audit of ITLA Capital’s financial statements for fiscal 2002 and the reviews of the financial statements included in ITLA Capital’s Form 10-Qs for that year were $181,000.00.

      (b) Financial Information Systems Design and Implementation Fees. There were no fees for financial information systems design and implementation billed to ITLA Capital by Ernst & Young LLP for fiscal 2002.

      (c) All Other Fees. Other than audit fees, the aggregate fees billed to ITLA Capital by Ernst & Young LLP for fiscal 2002 were $91,600.00.

      The Audit Committee of the Board of Directors considered whether the provision of the services described in item (c) above by Ernst & Young, LLP was compatible with maintaining the independence of Ernst & Young, LLP.

SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in ITLA Capital’s proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at ITLA Capital’s executive office at 888 Prospect Street, Suite 110, La Jolla, California 92037 no later than March 2, 2004. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act, and as with any shareholder proposal (regardless of whether included in ITLA Capital’s proxy materials), ITLA Capital’s certificate of incorporation and bylaws and Delaware law. To be considered for presentation at the next annual meeting, but not for inclusion in ITLA Capital’s proxy materials for the meeting, a shareholder proposal must be received at ITLA Capital’s executive office by May 1, 2004; however, if the date of the next annual meeting is held before July 10, 2004 or after September 28, 2004, the proposal must be received by the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of such meeting is first made.

OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. If, however, any other matters should properly come before the Meeting, it is intended that the Board of Directors, as proxy for the shareholder, will act in accordance with its best judgment.

      The cost of solicitation of proxies will be borne by ITLA Capital. ITLA Capital will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of ITLA Capital may solicit proxies personally or by telegraph or telephone, without additional compensation. ITLA Capital has retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $3,000, plus reasonable out of pocket expenses.

By Order of the Board of Directors

GEORGE W. HALIGOWSKI
Chairman of the Board, President and
Chief Executive Officer

La Jolla, California

June 30, 2003

REVOCABLE PROXY
ITLA CAPITAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
July 30, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of ITLA Capital Corporation (“ITLA Capital”), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of ITLA Capital which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held on July 30, 2003 at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California, at 2:00 p.m. (California Time), and at any and all adjournments or postponements thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES NAMED HEREIN AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS, AS PROXY FOR THE SHAREHOLDER, IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

- DETACH PROXY CARD HERE -

I.     The election as directors of all nominees listed below, each for a three-year term:

ELECTION OF DIRECTORS

☐	FOR	☐	FOR ALL EXCEPT	☐	VOTE WITHHELD

INSTRUCTION: To vote for all nominees, mark “FOR.” To vote for one or more nominee(s), but not all nominees, mark “FOR ALL EXCEPT” and strike a line through the name(s) of the nominee(s) below from whom you wish to withhold your vote. To withhold your vote from all nominees, mark “VOTE WITHHELD.”

Norval L. Bruce,
Jeffrey L. Lipscomb
and Preston Martin

II.     The ratification of the appointment of Ernst & Young LLP as independent auditors for ITLA Capital for the fiscal year ending December 31, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In its discretion, the Board of Directors, as proxy for the shareholder, is authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the election of all director nominees named above and “FOR” the ratification of the appointment of Ernst & Young LLP.

This proxy may be revoked at any time before it is voted by: (i) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of ITLA Capital prior to the exercise of this proxy; (ii) filing with the Secretary of ITLA Capital at or before the Meeting a written notice of revocation bearing a later date than the proxy; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). If this proxy is properly revoked as described above, then the power of the Board of Directors as attorneys and proxies for the undersigned shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from ITLA Capital prior to the execution of this Proxy, of Notice of the Meeting, a related Proxy Statement and ITLA Capital’s Annual Report to Shareholders for the fiscal year ended December 31, 2002.
Dated:

PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER
Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Please Detach Here

- You Must Detach This Portion of the Proxy Card -
Before Returning it in the Enclosed Envelope